Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form F-3 and the related Prospectus of Pointer Telocation Ltd. for the registration of 2,325,094 ordinary shares, and to the incorporation by reference therein of our report dated February 19, 2014, with respect to the financial statements and schedule of Pointer do Brasil Comercial S.A. included in Pointer Telocation Ltd. annual report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

São Paulo, Brazil, 21th. October 2014.

/s/ RICARDO JULIO RODIL

RICARDO JULIO RODIL

Engagement Partner

BAKER TILLY BRASIL

AUDITORES INDEPENDENTES S/S